Exhibit 10.1
Compensation Arrangements for FY 2021
Named Executive Officers
Marvell Technology Group Ltd.
Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2020 fiscal year were included in the Company's definitive proxy statement for the Company's 2020 Annual Meeting of Stockholders filed with the SEC on May 28, 2020, and additional disclosures with respect to compensation for Named Executive Officers for the 2021 fiscal year will be included in the Company's definitive proxy statement for the Company's 2021 Annual Meeting of Stockholders.

Name	Title	Salary ($)	Incentive Target (% of salary)
Matthew Murphy	President and Chief Executive Officer	950,000	150
Jean Hu	Chief Financial Officer	550,000	100
Raghib Hussain	EVP, Networking and Processor Group and Chief Strategy Officer	575,000	100
Mitchell Gaynor	Chief Administration and Legal Officer and Secretary	520,000	90
Dan Christman	EVP, Storage Business Group	460,000	90
Annual Incentive Plan for Fiscal Year 2021 (“AIP”)
The AIP is a cash incentive program that is designed to provide additional focus on the achievement of company goals, align target total cash compensation with actual Company performance, provide competitive total cash targets to attract and retain executive talent, and reward our executives for the achievement of Company goals. Under the AIP the Company’s executive officers are eligible to earn cash incentives based upon the achievement of pre-established performance goals. Total incentive opportunities will be based on achievement of semi-annual targets but will be paid annually. Incentive targets were changed for fiscal year 2021 to semi-annual targets as a result of the uncertainty in market conditions caused by the Novel Coronavirus (COVID-19). Incentive payouts may range between 0% and 200% of the target incentive opportunity.
Under the AIP, in order for an executive officer to be eligible to receive a cash incentive, the Company has to meet a threshold non-GAAP earnings-per-share goal. For these purposes, earnings-per-share (as well as the non-GAAP measures below) may be adjusted by the Executive Compensation Committee by excluding (in its sole discretion) among other items: M&A/divestiture expense, litigation expense, expenses related to the Coronavirus, equity compensation expense, restructuring costs, and other non-recurring or unusual expenses. If the threshold performance goal is not met, no incentives will be payable under the AIP.
If the Company’s threshold performance goal is met, the AIP provides for potential payouts based on the following metrics:
• revenue (30%),
• non-GAAP gross margin (30%), and

• non-GAAP operating income margin (40%).
If the Company fails to achieve the threshold level for any of the above Company performance goals, no payout is awarded for that goal.
Payouts for the President and Chief Executive Officer and Chief Financial Officer will be based solely on the above Company performance goals. Payouts for the other executive officers may be based 80% on Company performance goals and 20% on individual performance goals, provided that no overachievement on the 20% individual component will be permitted unless the Company achieves at least 100% of the Company’s performance goals. Nevertheless, in its discretion, the Executive Compensation Committee may reduce the individual component for any executive officer (and increase the component based on Company performance) if it determines doing so would be appropriate in the circumstances.
The Executive Compensation Committee determined that the combined application of all the metrics would make achievement difficult to meet at target and very difficult to meet at maximum payout.